PROSPECTUS SUPPLEMENT TO                        Filed Pursuant to Rule 424(b)(3)
PROSPECTUS DATED JANUARY 21,1998                          SEC File No- 333-43823
AND PROSPECTUS SUPPLEMENT
DATED AUGUST 31,1998


                2,400,000 TRUST CONVERTIBLE PREFERRED SECURITIES
                             LOMAK FINANCING TRUST
                 5 3/4% TRUST CONVERTIBLE PREFERRED SECURITIES
          (Liquidation Amount $50 Per Convertible Preferred Security)
                  Guaranteed to the Extent Set Forth Herein by
                          Range Resources Corporation
                                      and
                          RANGE RESOURCES CORPORATION
                        5,660,484 SHARES OF COMMON STOCK


      ====================================================================

           The Date of this Prospectus Supplement is October 26, 1998

      ====================================================================


          The following information supplements the Prospectus dated January 21, 1998, as supplemented by the Prospectus Supplement dated August 31, 1998 relating to the offering of up to 2,400,000 5 3/4% Trust Convertible Preferred Securities (the "Convertible Preferred Securities") of Lomak Financing Trust, a statutory business trust formed under the laws of the state of Delaware, and 5,660,484 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Range Resources Corporation, a Delaware corporation, from time to time by certain holders of Common Stock and/or Convertible Preferred Securities (the "Selling Securityholders").

The Prospectus is supplemented with the following information to be added under the heading "Selling Securityholders":

                                                        Common Stock (1)                       Convertible Preferred Securities
                                          -------------------------------------------    ------------------------------------------

                                            Number of                                     Number of       Number
                                             Shares        Number of        Percent of      Shares          of          Percent of
                                          Beneficially      Shares         Class After   Beneficially     Shares        Class After
          SELLING SECURITYHOLDER              Owned         Offered          Offering       Owned         Offered         Offering
          ----------------------             -------        -------          --------       -----         -------         --------

Allstate Insurance Company
3075 Sanders Road
Suite G5A
Northbrook, Illinois 60062                    106,382        106,382              -         50,000         50,000            -

Forest Alternative Strategies A5
53 Forest Avenue
Old Greenwich, Connecticut 06870              119,148        119,148              -         56,000         56,000            -

Forest Alternative Strategies Fund A5I
53 Forest Avenue
Old Greenwich, Connecticut 06870               10,212         10,212                         4,800          4,800            -

Forest Alternative Strategies fund A5M
53 Forest Avenue
Old Greenwich, Connecticut 06870                4,893          4,893              -          2,300          2,300            -

                                                        Common Stock (1)                       Convertible Preferred Securities
                                          -------------------------------------------    ------------------------------------------

                                            Number of                                     Number of       Number
                                             Shares        Number of        Percent of      Shares          of          Percent of
                                          Beneficially      Shares         Class After   Beneficially     Shares        Class After
          SELLING SECURITYHOLDER              Owned         Offered          Offering       Owned         Offered         Offering
          ----------------------             -------        -------          --------       -----         -------         --------

Forest Alternative Strategies Fund B-3
53 Forest Avenue
Old Greenwich, Connecticut 06870                6,546          6,546            -            3,077          3,077            -

Forest Performance Fund LP
53 Forest Avenue
Old Greenwich, Connecticut 06870                3,240          3,240            -            1,523          1,523            -

Fox Family Portfolio Partnership
c/o Forest Investment Management
LLC
7701 Forsyth Blvd.
St. Louis, Missouri 63105                       7,446          7,446            -            3,500          3,500            -

Forest Greyhound
53 Forest Avenue
Old Greenwich, Connecticut 06870                4,680          4,680            -            2,200          2,200            -

Forest Global Convertible Fund A-5
c/o Olympia Capital
Williams House
20 Reid Street
Hamilton, HMII Bermuda                        130,212        130,212            -           61,200         61,200            -

Forest Global Convertible Fund B-1
c/o Olympia Capital
Williams House
20 Reid Street
Hamilton, HMII Bermuda                          3,617          3,617            -            1,700          1,700            -

Forest Global Convertible Fund B-2
c/o Olympia Capital
Williams House
20 Reid Street
Hamilton, HMII Bermuda                          3,829          3,829            -            1,800          1,800            -

Forest Global Convertible Fund B-3
c/o Olympia Capital
Williams House
20 Reid Street
Hamilton, HMII Bermuda                          5,106          5,106            -            2,400          2,400            -

                                                        Common Stock (1)                       Convertible Preferred Securities
                                          -------------------------------------------    ------------------------------------------

                                            Number of                                     Number of       Number
                                             Shares        Number of        Percent of      Shares          of          Percent of
                                          Beneficially      Shares         Class After   Beneficially     Shares        Class After
          SELLING SECURITYHOLDER              Owned         Offered          Offering       Owned         Offered         Offering
          ----------------------             -------        -------          --------       -----         -------         --------


LLT Limited
#48 Par-la-Ville Road
Suite No. 779
Hamilton, HMII
Bermuda                                        7,170          7,170              -           3,370          3,370          -

The Northwestern Mutual Life
Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202                   106,382        106,382              -          50,000         50,000          -


(1)     Issuable upon conversion of the 5 3/4% Convertible Preferred Securities.